EXHIBIT 2

105 Madison Avenue, New York, NY, 10016
Tel: 212-929-5500 Fax: 212-929-0308

New York London Los Angeles Palo Alto Washington

July 17, 2013

Ladies and Gentlemen,

On July 16, 2013, VIVUS, Inc. issued a press release accusing First Manhattan Co. and thereby our firm of soliciting stockholders of Vivus through a large-scale “Robo-Call” campaign. In order to address any concerns regarding such accusations, I am providing this letter to explicitly confirm that MacKenzie Partners, Inc., since I co-founded it, has never – not once - in more than 20 years - conducted a proxy solicitation campaign through the use of “Robo-Calls”. To be explicit, neither we nor any other party working with our client, First Manhattan, has employed such tactics in this proxy contest between First Manhattan and Vivus in any manner, shape or form.

Furthermore, in my over 40 year career in this industry, at no time since I began did any of the three firms with which I was employed use Robo-Calls in well over 1000 proxy contests and literally thousands and thousands of annual and special meetings – millions of retails calls were conducted by live well-trained and supervised men and women. I don’t believe in these machine made or recorded political election type of impersonal mass marketing tools and we do not employ them in our campaigns.

To be clear, in proxy contest assignments, we solicit institutions and most significant retail shareholders by mail, internet and the media and by phone or direct in person meetings. Multiple direct telephone calls are placed by our team to retail holders to explain the issues and answer questions and encourage them to vote – in this case for First Manhattan’s nine nominees – they also generally provide details about how to vote by telephone or internet. When they can’t reach a shareholder after several attempts, they may leave a short message with our 800 number to call back and a sort message as to why they were calling on their answering machine or more likely the cloud these days. Our retail telephone solicitors are not paid by the vote or by the call they are hourly. Our only business is proxy solicitation and providing related corporate governance advice – we do not sell credit cards or products or make collections or host unrelated “Hot Lines” for products, warranties or other services.

Should you have any questions, please do not hesitate to contact me at (212) 929-5748.

Sincerely,

Daniel H. Burch

Chairman and Chief Executive Officer